T.O.D. Taste on Demand Inc.
Sole Distribution Agreement

SOLE DISTRIBUTION AGREEMENT

THIS SOLE DISTRIBUTION AGREEMENT (the "Agreement") is entered into this 7th day of February 2009 by and between

(1)           Taste on Demand Inc., a company incorporated and validly existing under the laws of Nevada, whose offices are at 55 Ha'Keshet Street, Reut, Israel ("TOD"), and

(2)           Cap Designs Inc., a company incorporated and validly existing under the laws of California, whose offices are at 17328 Ventura Blvd., Ensino, Califonia 91316, wholly owned by (i) Izhak Dahan, whose address is Shunit 4/47, Haifa, Israel and (ii) Mr. Uri Singer (the "Distributor").

CHAPTER I – GRANT OF RIGHTS

Art. 1

Exclusive Distributorship, Products, Territory

The Distributor hereby represents and warrants to TOD that it has the knowledge, skills and ability and sufficient means to carry on its obligations under this Agreement and that it has extensive experience in manufacturing, promoting, selling and distributing products to the beverage manufacturers and bottlers in South America (including the sale of tens of million of cap container device in South America).

Based on the Distributor's representations and in reliance upon their accuracy, TOD hereby grants to the Distributor the exclusive right to manufacture, distribute, promote and sell the products listed in Annex 1 (the "Products"), within the territory of South America (the "Territory"), subject to the terms and conditions hereof.

CHAPTER II – DISTRIBUTOR’S OBLIGATIONS

Art. 2

Manufacture, Distribution and Sale

2.1	The Distributor shall fund, at its own expense, the manufacturing of a prototype of the Products (the "Prototype") and of the Products themselves.

2.2	The Distributor shall sell the Products within the Territory under its own name and behalf and at its exclusive risk, hazard and liability.

2.3
The Distributor undertakes to promote the sale of the Products in the Territory in the most effective way and in co-operation with TOD.  In this context, the Distributor undertakes to safeguard all interests of TOD with the ordinary businessman’s diligence.

2.4
The Distributor represents and warrants to dispose and undertakes to maintain the financial means, as well as the adequate organisation in terms of structures, staff and facilities so as to ensure the most effective manufacturing, promotion, distribution and sale of the Products within the Territory.

2.5
The Distributor shall make available to TOD, free of charge, one prototype of the Products manufactured by it and copies of all marketing and promotion materials produced by it in every language.  If the Distributor produces only one prototype of the Product it shall not be required to make such prototype available to TOD if such prototype is necessary by it for the promotion of the Products.

2.6
The Distributor shall be solely responsible for compliance with all applicable laws relating to its manufacturing, promotion, marketing and sales activities pursuant to this Agreement.  The Distributor shall be solely responsible to obtain, at its own risk and expense, all regulatory licenses, authorizations, permits and approvals necessary to carry on its activities under this Agreement and for the Products in the Territory.

2.7	TOD and the Distributor shall be and always act as independent contractors. In particular, the Distributor is not authorised to represent and in general to act in the name of TOD.

Art. 3

Obligation to Minimum Sales

3.1	The Distributor undertakes to sell the following quantities of the Products (each, a "Minimum Quantity"):

•	Within the first nine months as of the commencement date of this Agreement (the "First Period"), the Distributor shall not be obligated to sell any Products.

•
Within the 12-month period after the First Period (the "Second Period"), the Distributor shall be obligated to sell 15 million Products (the "Second Period Quantity"). For the purpose of calculating the Second Period Quantity, any and all Products that have been sold by the Distributor within the First Period shall be considered to have been sold within the Second Period.

•	Within the 12-month period after the Second Period (the "Third Period"), the Distributor shall be obligated to sell 20 million Products (the "Third Period Quantity").

•
The Third Period Quantity shall be increased by 15% with respect to each 12-month period after the Third Period and the Distributor shall be obligated to sell such quantities accordingly, i.e., the minimum sales obligations during the first 12-month period after the Third Period is 23 million Products and during the second 12-month period after the Third Period is 26.45 million Products.

3.2
In case of non-fulfilment of the obligations imposed on the Distributor under Art. 3.1, TOD shall only be entitled to terminate the Agreement with effect 90 (ninety) days after notice of termination.  The Minimum Quantities are not payment obligations and if the Distributor fails to attain to such Minimum Quantities, it shall not be required to make any payments on account thereof and the only remedy available to TOD for such failure is its right to terminate this Agreement.

Art. 4
Consideration

4.1
In consideration for the rights detailed in Art. 1, the Distributor shall pay TOD an amount of US$0.07 per Product for each Product which has been sold by the Distributor and for which consideration was actually received by the Distributor (the "Consideration").

4.2	The Consideration shall be paid by the Distributor to TOD on a monthly basis.

4.3
Until the 10th day of each calendar month, the Distributor shall provide TOD with a monthly report setting forth the quantity of the Products sold by it during the immediately preceding month and the aggregate quantity sold by it during the relevant period for which it is obligated to a Minimum Quantity.  The Distributor shall promptly provide all necessary information required by TOD for verification of the reports, the Consideration to which it is entitled and the attainment of the Distributor with its Minimum Quantity obligations.  If requested by TOD, the Distributor shall provide TOD with access to all its books and records for purposes of ensuring the Distributor's full compliance with its obligations hereunder.

Art. 5

Sales Outside the Territory

Save as otherwise provided for by mandatory law of the Territory or as may be agreed in writing by TOD, the Distributor undertakes not to sell, promote or assist any sale of Products outside the Territory.

Notwithstanding the foregoing, the Distributor shall have the right until November 4, 2009 to engage Inbev in distribution of the Products in channels outside the Territory; provided, that Inbev undertakes to purchase minimum quantities for such territories in volume acceptable to TOD.

If TOD has negotiated a distribution or license agreement with respect to territories outside the Territory with third parties (the "Other Channel"), it shall have the right to notify the Distributor of such agreement with the Other Channel and the Distributor shall have 15 days to elect whether it wishes to match the quantities for such territories for the same periods through Inbev.  If the Distributor elects to so match the quantities for the relevant periods within such 15-day period, then it shall provide TOD with written evidence of Inbev's willingness to accept terms similar to the terms agreed on with the Other Channel, and TOD shall not enter into the agreement with the Other Channel.

If the Distributor does not exercise its right to operate in such territories through Inbev during such 15-day period, then it shall no longer have the right to engage Inbev in distribution of the Products for such territories.

If the parties fail to agree on appropriate minimum quantities, TOD shall be barred from dealing with Imbev for a period of 24 months following the date on which the parties fail to agree on the adjustments.

Art. 6

Intellectual Property Rights

6.1
For the purpose of this Agreement, "Intellectual Property Rights" shall mean all intellectual property rights, including without limitation copyrights, patents, patent applications, and registrations and applications for registration thereof, computer software, programs, data and documentation, technology, trade secrets and confidential business information, whether patentable or non-patentable and whether or not reduced to practice, know-how, designs, prototypes, enhancements, improvements, works-in-progress, research and development information, and other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions).

6.2
TOD shall continue to be the sole owner of any and all its existing Intellectual Property Rights owned by it prior to the date hereof. The Distributor shall have no Intellectual Property Rights whatsoever in the Products.

6.3
TOD has applied for a patent protection in Israel in November 2007 and also applied for international patent protection with respect to the Products (PCT stage) in October 2008 and is obligated utilize its best efforts to complete the PCT stage.

6.4
If requested by the Distributor, TOD shall complete the applicable patent registration procedures in countries in which the Distributor obtained binding distribution agreements with third parties for reasonable quantities.

Art. 7

Sub-Distributor or Sub-Agents

The Distributor is entitled to appoint sub-distributors, dealers or sub-agents in the Territory at its own expenses hazard, risk and liability, provided that TOD has previously given its consent in writing, such consent not to be unreasonably withheld or delayed.  In any event, individual contract duration shall coincide with that of this Agreement and, notwithstanding any authorisation given, the Distributor shall be responsible and liable towards TOD that such sub-distributors, dealers or sub-agents, if any, shall at all times comply with the Agreement.

Art. 8

Secrecy

The Distributor undertakes not to disclose nor to use for other purposes, also after the expiration or termination of the Agreement for any reason, trade or company secrets or confidential information relating to the Products and/or TOD it has become aware of.

TOD undertakes not to disclose nor to use for other purposes, also after the expiration or termination of the Agreement for any reason, trade or company secrets or confidential information relating to the Distributor it has become aware of.  Notwithstanding the foregoing, the Distributor hereby acknowledges that it is aware that TOD is a public reporting company and agrees that is will provide to TOD promptly upon demand any information, data and other materials required by TOD in order to fully comply with its reporting obligations or other applicable laws.   Disclosure made by TOD that is mandated by applicable law shall not be deemed a violation of the provisions of this Article 8.

Art. 9

Unfair Competition, Infringements or the like; Exclusivity (Non Competition)

9.1
The Distributor undertakes to immediately upon becoming aware of such circumstances, inform TOD of any act of unfair competition or of any breach of intellectual, industrial or commercial property rights by third parties, including (but not limited to) as far as infringements of the trade mark or other Intellectual Property Rights.  Furthermore, the Distributor undertakes to assist TOD in all actions aimed at protecting such rights, at TOD’s expense.

9.2
The Distributor undertakes neither to market nor to manufacture products equal or similar to those covered by the Agreement for the entire duration of the same.  Furthermore, the Distributor undertakes not to act either in the Territory or outside the same, either directly or indirectly as an agent, distributor, retailer or licensee in the interest of third parties manufacturing or marketing products in competition with the Products.  This obligation also applies to companies in which the Distributor holds an outstanding position without necessarily being a partner therein.

Art. 10

Exclusive Rights

Insofar as permitted by mandatory provisions of any applicable law, during the terms of this Agreement TOD undertakes to sell exclusively to the Distributor in the Territory and shall not appoint any other distributor, agent or dealer in the Territory.

CHAPTER IV - AGREEMENT DURATION AND TERMINATION

Art. 11

Agreement Duration

Unless earlier terminated pursuant to the provisions of this Agreement, this Agreement shall continue to be in effect until November 4, 2013.

Art. 12

Earlier Termination

12.1
Without prejudice to other termination provisions in the Agreement, either party shall be entitled to terminate the Agreement forthwith upon written notice to the other party if the latter shall commit any breach of the Agreement which (if remediable) has not been remedied within 30 (thirty) days as from written notice thereof or, forthwith without prior written notice, in case of a material breach or a repetition of any breach

12.2	In addition TOD shall be entitled to terminate the Agreement forthwith in any of the following events:

a)	bankruptcy, composition with creditors or any other procedure related to the insolvency of the Distributor;
b)	civil or criminal judgements against the Distributor or its controlling shareholder(s) that are detrimental to its repute, and may hamper its activity;
c)	delayed payment by the Distributor;
d)
failure by the Distributor to generate sales prior to November 4, 2009; provided, that if certain potential customers of the Distributor has clearly indicated in writing their desire to purchase the Product but have conditioned such purchase on the patent underlying the Product being accepted, then notwithstanding a termination of this Agreement by TOD pursuant to this Sub-section (d), the Distributor shall continue to be exclusive distributor with respect to such potential customers for the remaining of the Term.

e)	failure by the Distributor to attain to the Minimum Quantity;
f)	introduction of monetary, customs or other restrictions hindering the normal performance of the Agreement, especially as regards payments;
g)	change of ownership or in management of the Distributor so that Mr. Uri Singer no longer controls the Distributor.

12.3
Upon termination of this Agreement, the Distributor shall return to TOD any and all information, including all records, products and samples received from TOD, and any copies thereof, as well as any notes, memoranda or other writings or documentation, whether in its possession or under its control, and shall erase all electronic records thereof, an shall so confirm to TOD in writing.

Art. 13

Indemnity

Without prejudice to the Parties rights as a consequence of a termination for breach, the termination of the agreement will not entitle any party to any damage, indemnity or reimbursement of any kind, either in relation to customers or goodwill associated with the Products.

CHAPTER V - FINAL PROVISIONS

Art. 14

Agreement non Assignable

The Agreement may not be assigned or transferred, in whole or in part by the Distributor.  This Agreement may be freely assigned by TOD, without the need of any approval or consent from the Distributor, in connection with a transfer, conveyance of sale of its Intellectual Property Rights relating to the Products.  As a condition to an assignment by TOD, the transferee thereof shall agree in writing to be bound by TOD's obligations hereunder.

Art. 15

Derogations and Complementary Agreements

Any derogation, amendment, waiver or complementary agreement relating to the Agreement shall be established in a written document signed by both Parties.

Art. 16

Applicable Law

The Agreement is governed by Israeli Law, with the exclusion of conflict of laws rules.

The parties, intending to be legally bound, have signed this Agreement as of the date first written above.

/s/ David Katzir	/s/ Uri Singer
T.O.D. Taste on Demand Inc.	Cap Designs Inc.
By: Mr. Uri Singer
By: Mr. David Katzir
Title: Chief Executive Officer
/s/ Izhak Dahan
Cap Designs Inc.
By: Mr. Izhak Dahan

Annex 1 – the Products

A product intended to effect liquids flowing out of a container (such as bottled water) by way of changing the liquids flavor, taste, color or adding certain additives, such as minerals, vitamins, medicines, alcohol, baby formulas, soups etc.